Exhibit 99.1

iBasis Will Restate Its Financial Statements to Account for Additional
                   Non-Cash Stock-Based Compensation

    BURLINGTON, Mass.--(BUSINESS WIRE)--Oct. 20, 2006--iBasis (NASDAQ:
IBAS), the global VoIP company, today announced that on October 17, 2006 the Board of Directors adopted the recommendations of a special independent committee of the Board of Directors (the Special Committee). The Company will restate its previously issued financial statements in order to correct errors relating to its accounting for non-cash stock-based compensation. The Company does not expect that the anticipated restatement will have any impact on its previously reported revenue.

    The Special Committee has concluded that the appropriate measurement dates for determining the accounting treatment of certain stock option grants differ from the measurement dates used by the Company in preparing its financial statements. As a result, the Company currently expects to record additional non-cash charges in the range of $10 million to $20 million for stock-based compensation over the period from December 1999 through April 2006. The Company has not yet completed its review of the amount to be recorded in any specific period, nor has the Company determined the tax consequences and any related liabilities that may result from these matters. The amounts to be recorded are subject to review and audit by the Company's independent registered public accounting firm.

    On October 18, 2006, the Audit Committee, in consultation with management and after discussion with the Company's independent registered public accounting firm, concluded that the Company's financial statements, including the reports of the Company's independent registered public accounting firm thereon, and its earnings releases and similar communications for fiscal 1999 and subsequent periods should no longer be relied upon.

    The Company expects to announce its financial results for the third quarter of fiscal 2006 after a final determination of the appropriate stock-based compensation expense for the periods affected has been made. The Company has not yet determined whether it will be able to file its related quarterly report on Form 10-Q in a timely manner. The Company will file its restated financial statements as soon as possible.

    The Company also announced that, subsequent to the Company's announcement on September 11, 2006 of the Special Committee review, it received a letter of informal inquiry from the United States Securities and Exchange Commission (SEC) relating to the Company's historical stock option grants. The Company intends to cooperate fully with the SEC in this matter.

    In accordance with the determinations of the Special Committee, the Company has terminated the employment of Jonathan D. Draluck, the Company's Vice President, Business Affairs and General Counsel.

    About iBasis

    Founded in 1996, iBasis (NASDAQ: IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services, including the Pingo(R) web-based offering (www.pingo.com) and disposable calling cards that are sold through major distributors and available at retail stores throughout the U.S. iBasis customers include many of the largest telecommunications carriers, including AT&T, Verizon, China Mobile, China Unicom, IDT, Qwest, Skype, Telecom Italia, and Telefonica. iBasis carried 7.8 billion minutes of international voice over IP
(VoIP) traffic in 2005, and is one of the largest carriers of international voice traffic in the world(1). For four consecutive years service providers have named iBasis the best international wholesale carrier in ATLANTIC-ACM's annual International Wholesale Carrier Report Card(2). The Company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

    Safe Harbor Statement

    Except for historical information, all of the expectations, plans and assumptions contained in the foregoing press release, including statements regarding the Company's review of its stock option grant practices and related accounting as well as the Company's expected restatement of certain of its historical financial statements, constitute forward-looking statements under Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to the following: the possibility that the review of the Company's stock option grant practices may expand in scope and/or result in additional charges; unanticipated consequences of any restatement; the risk that the anticipated accounting adjustments and other factors described above could have negative tax or other implications for the Company, including additional tax liabilities; the risk that the Company's internal control over financial reporting and disclosure controls and procedures are not, and have not been, effective; the risk that the Company will be unable to comply with its SEC filing obligations in a timely manner; the risk that the Nasdaq Global Market will delist the Company's common stock; the risk that the Company will face additional claims and proceedings in connection with its stock option grant practices, including additional shareholder litigation and more formal proceedings by the SEC or other governmental agencies; and the financial impact of the foregoing, including potentially significant litigation defense costs and claims for indemnification and advancement of expenses by directors, officers and others. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company's business, please refer to the Company's filings with the SEC.

    iBasis and Pingo are registered marks; the global VoIP company and The iBasis Network are trademarks of iBasis, Inc. All other trademarks are the property of their respective owners.

    (1) Telegeography 2006 data compared with iBasis 2005 traffic volume.

    (2) ATLANTIC-ACM International Wholesale Carrier Report Card - 2002, 2003, 2004, & 2005.

    CONTACT: iBasis, Inc.
             Media:
             Chris Ward, 781-505-7557
             cward@ibasis.net
             or
             Investors:
             Richard Tennant, 781-505-7409
             ir@ibasis.net